Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2010, relating to the consolidated financial statements and financial statement schedules of Interstate Power and Light Company and subsidiary, appearing in the Annual Report on Form 10-K of Interstate Power and Light Company for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, WI

November 12, 2010